EXHIBIT 10.1
FINAL
CONFIDENTIAL TREATMENT REQUESTED
Manufacturing Services Agreement
January 4, 2006

Table of Contents

ARTICLE 1	1

INTERPRETATION	1

1.1 Definitions	1
1.2 Currency	6
1.3 Sections and Headings	7
1.4 Singular Terms	7
1.5 Schedules	7

ARTICLE 2	7

PATHEON’S MANUFACTURING RESPONSIBILITIES	7

2.1 Manufacturing Services	7
2.2 Active Material Yield	11

ARTICLE 3	13

AVANIR’S OBLIGATIONS	13

3.1 Payment	13
3.2 Active Materials	13

ARTICLE 4	13

CONVERSION FEES AND COMPONENT/PACKAGING MATERIAL COSTS	13

4.1 First Year Pricing	13
4.2 Subsequent Years’ Pricing	13
4.3 Adjustments to Pricing	15
4.4 Adjustments Due to Technical Changes	16
4.5 Multi-Country Packaging Requirements	17

ARTICLE 5	17

ORDERS, SHIPMENT, INVOICING, PAYMENT	17

5.1 Orders and Forecasts	17
5.2 Reliance by Patheon	18
5.3 Minimum Orders	19
5.4 Shipments	19
5.5 Scheduled Shipment Dates and Late Shipments	20
5.6 Invoices and Payment	21

ARTICLE 6	21

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PRODUCT CLAIMS AND RECALLS	21

6.1 Product Claims	21
6.2 Product Recalls and Returns	22
6.3 Patheon’s Responsibility for Defective and Recalled Products	23
6.4 Disposition of Defective or Recalled Products	24
6.5 Customer Questions and Complaints	24

ARTICLE 7	24

7.1 Quarterly Review	24
7.2 Governmental Agencies	25
7.3 Records and Accounting by Patheon	25
7.4 Inspections	25
7.5 Access	25
7.6 Reports	26
7.7 FDA Filings	26
7.8 Continuous Improvement	27
7.9 Further Actions	27
7.10 Disaster Recovery Plan	27

ARTICLE 8	28

TERM AND TERMINATION	28

8.1 Initial Term	28
8.2 Termination for Cause	28
8.3 Product Discontinuation	28
8.4 Obligations on Termination	29
8.5 Continuation of Performance	30
8.6 Transition Subsequent to Termination	30

ARTICLE 9	31

REPRESENTATIONS, WARRANTIES AND COVENANTS	31

9.1 Authority	31
9.2 Avanir Warranties	31
9.3 Patheon Warranties	32
9.4 Debarred Persons	33
9.5 Permits	33
9.6 No Warranty	33

ARTICLE 10	33

REMEDIES AND INDEMNITIES	33

10.1 Consequential Damages	33
10.2 Maximum Liability	33

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10.3 Patheon	34
10.4 Avanir	34
10.5 Indemnification Procedure	35
10.6 Reasonable Allocation of Risk	36

ARTICLE 11	36

CONFIDENTIALITY	36

11.1 Confidentiality	36
11.2 Confidentiality Exceptions	37
11.3 Authorized Disclosure	37
11.4 Return Of Confidential Information	37
11.5 Equitable Relief	38

ARTICLE 12	38

DISPUTE RESOLUTION	38

12.1 Commercial Disputes	38
12.2 Technical Dispute Resolution	38
12.3 Arbitration	39

ARTICLE 13	39

MISCELLANEOUS	39

13.1 Intellectual Property	39
13.2 Inventions	40
13.3 Assistance	41
13.4 Trademarks and Trade Names	41
13.5 Insurance	41
13.6 Independent Contractors	42
13.7 No Waiver	42
13.8 Assignment	42
13.9 Force Majeure	43
13.10 Additional Product	43
13.11 Notices	43
13.12 No Publicity	44
13.13 Severability	45
13.14 Entire Agreement	45
13.15 Other Terms	45
13.16 No Third Party Benefit or Right	45
13.17 Execution in Counterparts	45
13.18 Governing Law	46

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FINAL
MANUFACTURING SERVICES AGREEMENT
     THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) made as of the 4th day of January, 2006.
     B E T W E E N:
PATHEON INC.,
a corporation existing under the laws of Canada,
(hereinafter referred to as “Patheon”),
- and -
AVANIR PHARMACEUTICALS,
a corporation existing under the laws of California,
(hereinafter referred to as “Avanir”).
          WHEREAS, Patheon is a provider of outsourced drug manufacturing services to pharmaceutical and biotechnology companies;
          WHEREAS, Avanir seeks to retain a contract manufacturer to manufacture and supply commercial quantities of pharmaceutical product;
          WHEREAS, Patheon possesses substantial resources, experience, and expertise in the manufacture of pharmaceutical products; and
          WHEREAS, the parties mutually desire to enter into an agreement for the commercial manufacture and supply of Avanir’s product;
          THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:
ARTICLE 1
INTERPRETATION
   1.1 Definitions.
          The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Active Materials” means the active pharmaceutical ingredients listed on Schedule D hereto.
“Active Material Reimbursement Value” means the value to be attributed to the Active Materials for the purposes of Section 2.2 of this Agreement, as set forth in Schedule I hereto.
“Affiliate” means:
(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement.
     For the purposes of this definition, “control” means as to an entity, (a) direct or indirect ownership of 50% or more of the voting interests or other ownership interests in the entity in question; (b) direct or indirect ownership of 50% or more of the interest in the income of the entity in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).
“Annual Volume” means the volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B hereto.
“Applicable Laws” means all laws, statutes, ordinances, codes, rules, regulations, guidelines, and procedures enacted or made by an Authority, including, without limitation, the FDA and any applicable foreign regulatory authority, that are in force during the term of this Agreement, and in each case only to the extent applicable to the subject matter of, or the performance by the parties of their respective obligations under, this Agreement, which shall include, but not be limited to, laws relating to the environment and health and safety. For purposes of this Agreement, “Applicable Laws” will include, without limitation, the FFDCA, the regulations promulgated thereunder (including, without limitation, those regulations currently contained in Title 21 of the Code of Federal Regulations), and other rules and regulations promulgated under the FFDCA relating to the manufacture of pharmaceutical products; and equivalent laws, regulations and standards promulgated by an Authority that may assert jurisdiction over the Product or any applicable Patheon manufacturing facilities; cGMP, including the FDA’s Guidance for Industry, Manufacturing, Processing or Holding Active Pharmaceutical Ingredients, March 1998, and any updates thereto; and the FDA’s regulations for drug establishment registration.

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether supra-national, national, regional federal, state, provincial, county or municipal and having jurisdiction over the Product.
“Batch” means a specific quantity of Product that is manufactured according to a single manufacturing order.
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Province of Ontario, Canada or the state of California, U.S.A.
“Certificates Of Compliance” means (a) the certificate of analysis confirming the identity, strength, quality and purity of each invoiced Batch of Product to which it pertains (together with any certificate of analysis pertaining to the Active Materials contained in such Batch), (b) the certificate of compliance confirming that the each invoiced Batch of Product was manufactured, tested, stored and supplied by Patheon in compliance with this Agreement, including without limitation the Specifications, GMP and Applicable Laws, and (c) such other certificates and confirmations as described in the Quality Agreement, each such certificate signed by an authorized signatory of Patheon.
“cGMPs” means current good manufacturing practices as applicable in (a) Canada under Division 2 of Part C of the Food and Drug Regulations (Canada), (b) the European Union under EC Directive 91/356/EEC or (c) the United States of America as described in: Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations, and the requirements imposed thereunder by Health Canada, the European Union or the FDA, together with the latest Health Canada, European Union or FDA guidance and like documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.
“Commencement Date” means the first day upon which the Manufacturing Services shall commence, which shall be on or about January 9, 2006.
“Components” means, collectively, all excipients and inactive ingredients required to be used in order to produce the Products in accordance with the Specifications, other than the Active Materials and Packaging Materials.
“Confidential Information” means all non-public, proprietary or confidential disclosures, know-how, data, and technical, financial and other information of any nature whatsoever (in any form or media) regarding a party’s technology, intellectual property, inventions, customers, prospective customers (including lists of customers and prospective customers), methods of operation, manufacturing, scientific, engineering and clinical methods and processes, programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such party (whether constituting a trade secret or proprietary or otherwise) which has value to such party and is treated by such party as being confidential.
“Deficiency Notice” shall have the meaning ascribed thereto in Section 6.1(a).
“FDA” means the United States government department known as the Food and Drug Administration, and any successor thereto.
“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 321 et seq., as amended.
“Firm Orders” has the meaning specified in Section 5.1(b).
“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate.
“INDA” means an “Investigational New Drug Application.”
“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyright and industrial designs.
“Invention” means information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.
“Inventory” means all inventories of Components, Packaging Materials and work-in-process produced or held by Patheon in connection with the manufacture of the Products but, for greater certainty, does not include the Active Materials.
“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority.
“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging and related services, as contemplated in this Agreement, required to produce Products from Active Materials, Components and Packaging Materials.

“Manufacturing Site” means the facility owned and operated by Patheon that is located at *** .
“Minimum Annual Volume” means the minimum Annual Volume for which Product pricing is provided as shown in Schedule B attached hereto.
“Minimum Run Quantity” means the minimum number of Batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B hereto.
“NDA” means a “New Drug Application” filed with the FDA for marketing approval for a pharmaceutical product.
“Packaging Materials” means all packaging materials (including labels, product inserts and other labelling for the Products), required to be used in order to produce the Products in accordance with the Specifications.
“Products” means fully-manufactured pharmaceutical products containing Active Materials and other Components, as more particularly described in the Specifications and on Schedule A hereto.
“Quality Agreement” means the agreement to be entered into between the parties hereto, following the Effective Date but reasonably in advance of the Commencement Date, and relating to the obligations of the parties regarding procedures to assure the identity, strength, purity and quality of the Products, which agreement shall be substantially in the form attached hereto as Schedule G.
“Recall” means any action (i) by Avanir to recover title to or possession of quantities of the Products sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any Authority to detain or destroy any of the Products. Recall will also include any action by either party to refrain from selling or shipping quantities of the Products to Third Parties which would have been subject to a Recall if sold or shipped.
“Regulatory Approval” means, with respect to a national or multinational jurisdiction, any approvals, licenses, registrations, or authorizations necessary for the manufacture (where relevant), marketing and sale of the Product in such nation or jurisdiction.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

“Specifications” means the file, for each Product, which is provided by Avanir to Patheon in accordance with the procedures listed in Schedule A hereto and which contains documents relating to such Product, including, without limitation:
(a)	specifications for Active Materials and Components;

(b)	manufacturing protocols, directions and processes specifications, directions and processes testing methodologies, environmental, health and safety information relating to the Product including material safety data sheets;

(c)	shipping and storage requirements;

(d)	all environmental, health and safety information relating to the Product including material safety data sheets. and

(e)	the finished Product specifications and packaging specifications and shipping requirements for each Product;

(f)	all applicable portions of any regulatory filings made by Avanir with the FDA (including INDA’s and NDA’s) for the Product;
all as updated, amended and revised from time to time by Avanir in accordance with the terms of this Agreement.
“Substantial Efforts” shall mean each Party shall work together with the other Parties in good faith and a spirit of cooperation in making such reasonably prompt, substantial and persistent efforts in order to achieve the intent and purposes of this Agreement, but “Substantial Efforts” does not require any person or entity to take any extraordinary or unusual actions in the particular circumstances.
“Technical Dispute” has the meaning specified in Section 12.2.
“Territory” means in the geographic area of the United States of America.
“Third Party” means any individual or entity other than Patheon or Avanir or their respective Affiliates.
“Third Party Rights” means the Intellectual Property of any Third Party.
“Year” means in the first year of this Agreement the period from the Commencement Date up to and including December 31, 2006, and thereafter shall mean a calendar year.
   1.2 Currency.
          Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

   1.3 Sections and Headings.
          The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.
   1.4 Singular Terms.
          Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.
   1.5 Schedules.
          The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A	-	Procedure for Shipment & Acceptance of Product Specifications
Schedule B	-	Annual Volume, Run Quantity & Fees
Schedule C	-	Stability Testing
Schedule D	-	Active Materials
Schedule E	-	Batch Numbering & Expiration Dates
Schedule F	-	Technical Dispute Resolution
Schedule G	-	Quality Agreement
Schedule H	-	Shipping Logistics Protocol
Schedule I	-	Active Material Reimbursement Value
Schedule J	-	Quarterly Active Material Inventory Report
Schedule K	-	Report of Annual Active Material Inventory Reconciliation and Calculation of Actual Annual Yield
Schedule L	-	Form of Work Order
ARTICLE 2
PATHEON’S MANUFACTURING RESPONSIBILITIES
  2.1 Manufacturing Services.
          Patheon shall provide the Manufacturing Services for the Territory for the fees specified in Schedules B and C in order to produce Products for Avanir. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Avanir, such consent not to be unreasonably withheld. If Manufacturing Services have not commenced within

12 months of the date of execution of this Agreement Patheon reserves the right to amend the fees set out in Schedules B and C. Avanir shall purchase (i) in the first Year, not less than [ *** ]% of its entire requirement of Products for sale in the Territory from Patheon pursuant to the terms of this Agreement, (ii) in the second Year, not less than [***]% of its entire requirement of Products for sale in the Territory and (iii) in the third Year, and thereafter, not less than [***]% of its entire requirement of Products for sale in the Territory. Avanir shall give Patheon a minimum of [***] months prior written notice of any activities intended to shift manufacturing of any Product to Avanir or to a third party manufacturer. In providing the Manufacturing Services, Patheon shall perform each of the following services
(a)	Conversion of Active Materials and Components. Patheon shall convert Active Materials and Components into Products.

(b)	Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement. Each time Patheon ships Products to Avanir, it shall provide Avanir with a certificate of analysis that sets out the test results for each Batch of Products, and that certifies that such Batch has been evaluated by Patheon’s Quality Control/Quality Assurance department and that the Products comply with the Specifications. Patheon will conduct all such testing in accordance with the procedures and using the analytical testing methodologies set forth in the Specifications and the Quality Agreement.

(c)	Components & Active Materials. Patheon shall purchase and test all Components (with the exception of those that are supplied by Avanir) at Patheon’s expense and the Active Materials at Avanir’s expense, in each such case as specified by the Specifications.

(d)	Stability Testing. Patheon shall conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees specified in Schedule C. Patheon shall not make any changes to these testing protocols without prior written approval from Avanir. In the event that any Batch of Products fails stability testing, Patheon and Avanir shall jointly determine the proceedings and methods to be undertaken to investigate the causes of such failure, including which party shall bear the cost of such investigation, provided that Patheon shall not be liable for any such costs unless there has been a failure by it to provide the Manufacturing Services in accordance with the Specifications,

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

cGMPs and Applicable Laws. Patheon will provide any and all data and results relating to the stability testing upon request by Avanir.

(e)	Packaging. Patheon shall package the Products with labels, product inserts and other packaging as set out in the Specifications. In addition, Patheon shall make arrangements for and implement the imprinting of Batch numbers and expiration dates for each Product shipped. Such Batch numbers and expiration dates shall be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. The system used by Patheon for Batch numbering and expiration dates is detailed in Schedule E hereto. Avanir may, in its sole discretion, make changes to labels, product inserts and other packaging for the Products, which changes shall be submitted by Avanir to all applicable governmental agencies and other third parties responsible for the approval of the Products. Patheon’s name shall not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon expressly consents to such use of its name in writing.

(f)	Active Materials, Components and Packaging Materials Importing. Patheon and Avanir will cooperate and provide such assistance and information to each other as may be reasonably necessary to permit the import of the Active Materials, Components and Packaging Materials into Canada, including, without limitation, the value of the Active Materials calculated in accordance with Section 46 of the Customs Act (Canada). Each party shall ensure that the information provided in connection with this Section 2.1(f) is accurate and shall bear any costs, expenses and damages (including, without limitation, any fines and penalties) which the other party may incur as a result of the inaccuracy of such information. Patheon will conduct chemical identity testing for all Active Materials received at the Manufacturing Site. Patheon will conduct full release testing of all Active Materials received at the Manufacturing Site in accordance with the procedures and using the analytical testing methodologies set forth in the Specifications and the Quality Agreement. Patheon will promptly notify Avanir in writing of any failure of the Active Materials to conform to the Specifications for same, and any other problem it may identify with the Active Materials detected during the inspection and testing process. All testing required will be managed by Patheon to meet the production schedules and delivery dates as determined by Patheon’s acceptance of Firm Orders submitted by Avanir.

(g)	Bill Back Items. The expenses in respect of all third party supplier fees for the purchase of columns, standards, tooling, PAPR suits (where applicable) and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components or Packaging Materials, shall be charged to Avanir at Patheon’s costs.

(h)	Manufacturing Equipment. Except as otherwise agreed to by the parties in writing, Patheon shall be solely responsible for all costs associated with (a) purchasing and maintaining the equipment used by Patheon at the Manufacturing Site to manufacture the Products (the “Manufacturing Equipment”); and (b) hiring personnel to maintain the Manufacturing Equipment necessary to comply with its obligations under this Agreement.

(i)	Storage. Patheon will store the Active Materials at Patheon’s storage facility at the Manufacturing Site with due care and attention to the requirements set forth in the Specifications and in accordance with GMP and Applicable Laws so as to protect such Active Materials from loss or damage. Patheon shall maintain adequate storage for the Active Materials while at the Manufacturing Site and Patheon shall not store finished Products with Active Materials or Components on the same pallet. Patheon will ensure that, while Active Materials and finished Products are in storage, they do not become subject to any lien or other security interest securing any obligation owed or alleged to be owed by Patheon to any person or entity. Subject to Patheon’s liability for loss of Active Materials as set forth in Section 2.2(d), and Patheon’s maximum liability set forth in Sections 10.1, 10.2, Patheon shall be responsible for any loss or damage to the finished Product while stored at the Manufacturing Site prior to shipment of such Products to Avanir in accordance with Section 5.4. Patheon will notify Avanir in writing if an amount in excess *** of Active Materials is damaged, lost or otherwise rendered unusable at any one time during storage as soon as practicable following such incident.

(j)	Manufacturing Site. Patheon will manufacture Product at the Manufacturing Site. Patheon will not manufacture any Product in any other facility without first obtaining Avanir’s prior written consent.

(k)	Validation Batches. Patheon shall manufacture validation batches of Product for Avanir as described and agreed to by the parties in a work order substantially in the form attached hereto as Schedule L, which shall include the fees payable by Avanir for such services. Avanir agrees that provided Patheon has manufactured the validation batches in accordance with the Specifications, cGMPs and Applicable Laws, (i) Avanir shall have no right to reject any Product from a validation batch under Section 6.1, and (ii) Avanir shall assume all risk, liability and responsibility for such Product, including, without limitation, financial and regulatory liability, and full responsibility for any recall thereof.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

     2.2 Active Material Yield.
          (a) Reporting. Patheon shall provide Avanir with a monthly inventory report for each Active Material held by Patheon in accordance with the inventory report form annexed hereto as Schedule J, which shall contain the following information for such quarter:
Quantity Received: The total quantity of Active Material that complies with the Specifications and is received at a Manufacturing Site during the applicable period.
Quantity Dispensed: The total quantity of Active Material dispensed at a Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Material that complies with the Specifications and is held at the beginning of the applicable period, less the inventory of Active Material that complies with the Specifications and is held at the end of such period. The Quantity Dispensed shall only include Active Material received and dispensed in connection with commercial manufacturing of Products and, for certainty, shall not include any Active Materials received or dispensed in connection with technical transfer activities or development activities during the applicable period, including, without limitation, any regulatory, stability, validation or test Batches manufactured during the applicable period.
Quantity Converted: The total amount of Active Material contained in the Products produced with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.1 or 6.2), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 as a result of a failure by Patheon to provide Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws. For greater certainty, the Quality Converted shall take into account any potency calculations which have been done by Patheon to determine the appropriate amount of Active Material required to manufacture the Products.
Within 60 days after the end of each Year, Patheon shall prepare an annual reconciliation of Active Materials in accordance with the reconciliation report form annexed hereto as Schedule K including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Manufacturing Site during the Year, which AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:
Quantity Converted during the Year
Quantity Dispensed during the Year

          (b) Shortfall Calculation. If the Actual Annual Yield falls more than [ *** ] percent below the respective Target Yield in a Year, then the shortfall for such Year (the “Shortfall”) shall be determined based on the following calculation:
          [(Target Yield ) – [***]% – AAY] * Active Material Reimbursement Value * Quantity Dispensed
The Shortfall shall be disclosed by Patheon on the reconciliation report prepared in the form annexed hereto as Schedule K.
For the purposes of calculating the Shortfall, the “Target Yield” for each Year shall be determined as follows:
1)	For commercial Batches manufactured by Patheon in the first Year of this Agreement, the Target Yield shall be equal to the average yield of all Batches of Product manufactured by Patheon in the first Year.

2)	For commercial Batches manufactured by Patheon in the second Year and each Year thereafter, the Target Yield shall be mutually agreed upon by the parties after Patheon has produced a minimum of twenty-five commercial production Batches of Product (collectively, the “Target Yield Determination Batches”) pursuant to this Agreement; provided, however, that the Target Yield Determination Batches shall not include any batches that, in the parties’ mutual and reasonable judgment, were produced in production runs that were adversely affected by technical difficulties or involving an extraordinary loss of Active Material. Thereafter, Patheon shall strive to maintain Actual Annual Yield levels for each Product above the applicable Target Yield.
          (c) Reimbursement. Patheon shall reimburse Avanir for any Shortfall in a Year. Each payment under this Section 2.2 shall be summarized on the reconciliation report prepared in the form attached hereto as Schedule K and shall be paid within *** calendar days following the end of each Year.
          (d) Liability for Active Materials and Maximum Reimbursement Value. Under no circumstances shall Patheon be liable for any loss or damage to the Active Materials for any reason other than as expressly set forth in this Section 2.2 and Section 2.1(i). Notwithstanding the foregoing provisions of this Section 2.2, Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year shall be subject to, and shall not exceed the maximum liability cap agreed to by the parties in Section 10.2.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

          (e) No Material Breach. It shall not constitute a material breach of this Agreement by Patheon, for the purposes of Section 8.2(a), if the Actual Annual Yield is less that the Target Yield.
ARTICLE 3
AVANIR’S OBLIGATIONS
     3.1 Payment.
Pursuant to the terms of this Agreement, Avanir shall pay Patheon for the provision of the Manufacturing Services according to the fees specified in Schedules B and C hereto (such fees being subject to adjustment in accordance with the terms hereof).
     3.2 Active Materials.
               Avanir shall at its sole cost and expense, deliver the Active Materials to Patheon in sufficient quantities and at such times to facilitate the provision of the Manufacturing Services by Patheon, which Active Materials shall be held by Patheon on behalf of Avanir on the terms and subject to the conditions herein contained. The parties acknowledge and agree that title to the Active Materials shall at all times belong to and remain the property of Avanir. Patheon agrees that any Active Materials received by it shall only be used by Patheon to provide the Manufacturing Services.
ARTICLE 4
CONVERSION FEES AND COMPONENT/PACKAGING MATERIAL COSTS
     4.1 First Year Pricing.
               The fees for the Manufacturing Services (which fees include Component or Packaging Material costs) for the first Year are listed in Schedules B and C and are subject to the adjustments set forth in Section 4.3.
     4.2 Subsequent Years’ Pricing.
               The fees for the Manufacturing Services provided pursuant to the terms of this Agreement during any period following the first Year of this Agreement shall be determined in accordance with the following:
(a)	Manufacturing, Component and Packaging Material Costs. On each Yearly anniversary of this Agreement, Patheon shall be entitled to request an adjustment to the fees (i) for Manufacturing Services in respect of the Products to reflect inflation in accordance with the procedures below; and (ii) for Component or Packaging Material costs to pass on the actual amount of any increase or decrease in such costs.

(b)	Annual Forecast. To the extent that Patheon reasonably determines that the projections contained in the rolling forecast provided pursuant to Section 5.1(a) necessitate that an adjustment be made to the Manufacturing Services fees in respect of any Product for such Year, Patheon shall be entitled to request an appropriate price adjustment.

(c)	Pricing Basis. Avanir acknowledges that the fee for Manufacturing Services in respect of a Product in any Year is quoted based upon the Minimum Run Quantity and Annual Volume per Product specified in Schedule B or thereafter specified in the forecast provided pursuant to clause (b) of this Section 4.2 for the Year and is subject to change if the specified Minimum Run Quantity changes or if the Annual Volume is not met. For greater certainty, if Patheon and Avanir agree that the Minimum Run Quantity in respect of a Product shall be reduced whether as a result of a decrease in estimated annual volume or otherwise and, as a result of such reduction, Patheon’s fees for services relating to such Product on a per unit basis, then Patheon shall be entitled to an increase in the fee for Manufacturing Services in respect of such Product by an amount sufficient to absorb such increase.

(d)	In connection with a fee adjustment pursuant to clause (a) of this Section 4.2, Patheon shall deliver to Avanir by not later than October 1st of each Year a revised Schedule B in draft form and a statement outlining the percentage increase in the US Producer Price Index for Industry: Pharmaceutical Preparations Series ID: PCU2834# (N), as published by the U.S. Department of Labor, Bureau of Labor Statistics at http://www.bls.gov/news.release/ppi upon which such fee adjustment is based; provided that any fee adjustment will not be more than (1) the increase in the most recent calendar year Producer Price Index, Industry: Pharmaceutical Preparations or (2) [ *** ]% per Year. In connection with all fee adjustment requests pursuant to clauses (b) and (c) of this Section 4.2 and subject to Section 4.3(d), Patheon shall deliver to Avanir by not later than October 1st of each Year a revised Schedule B in draft form. Upon delivery of such a request, each of Avanir and Patheon shall forthwith use all reasonable efforts to agree on a revised fee for the Manufacturing Services in respect of each affected Product and Schedule B shall be amended accordingly. Such revised fee shall be effective with respect to any Product delivered after the end of the then current Year.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

     4.3 Adjustments to Pricing.
               During any Year of this Agreement, the fees set out in Schedule B shall be subject to adjustment in accordance with the following:
(a)	Volume Reduction & Increases.

If at any time, and from time to time, Patheon determines (but no more than once per Year), acting reasonably, and based on the forecasts and Firm Orders received from Avanir, that the current Minimum Run Quantities (including, without limitation, any permanent reductions in volumes) relating to a specific Product will constitute less than the Minimum Annual Volume for that Product specified in Schedule B hereto or, if applicable, any revised Minimum Annual Volume hereinafter agreed to by the parties, then Patheon shall be entitled to request an adjustment to the fee for Manufacturing Services in respect of that Product to reflect the increased costs that Patheon will incur as a result of the reduced volumes. To the extent that the fee for Manufacturing Services in respect of a Product has been previously adjusted pursuant to this clause (a) to reflect reduced volumes, the adjustment provided in this clause (a) shall operate based on the fees attributed to such Product at the time the last of such adjustments were made.

(b)	Extraordinary Increases in Component or Packaging Material Costs. If at any time market conditions result in Patheon’s cost of Components or Packaging Materials being materially greater than normal forecasted increases, then Patheon shall be entitled to an adjustment to the fee for Manufacturing Services in respect of any affected Product to compensate it for such increased Component or Packaging Material costs. For the purposes of this clause (b), changes materially greater than normal forecasted increases shall be considered to have occurred if: (i) the cost of a Component or Packaging Material increases by [ *** ]% of the cost for that Component or Packaging Material upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components and Packaging Materials required to manufacture a Product increases by [***]% of the total Component and Packaging Material costs for such Product upon which the most recent fee quote was based. To the extent that Component and Packaging Material costs have been previously adjusted pursuant to Section 4.2 or this clause (b) to reflect an increase in the cost of one or more Components or Packaging Materials, the adjustments provided for in (i) and (ii) above shall operate based only on the

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

actual materiel costs attributed to such Component(s) or Packaging Material(s) since the time the last of such adjustments were made.

(c)	In connection with a fee adjustment request pursuant to this Section 4.3 and subject to subsection (d), Patheon shall deliver to Avanir a revised Schedule B. Upon delivery of such a request, each of Avanir and Patheon shall forthwith use all Substantial Efforts to agree on a revised fee for the Manufacturing Services in respect of each affected Product and Schedule B shall be amended accordingly. If the parties are unable to reach agreement concerning adjustments to the Price, such dispute will be resolved in accordance with Article 12. Until such time as dispute is resolved the price per Product will be the most current mutually agreed upon Price.

(d)	Patheon shall make available to Avanir such budgetary pricing information or other supporting documentation reasonably sufficient to demonstrate that a price adjustment pursuant to Section 4.2(b) or (c) or Section 4.3 is justified. If such information is subject to confidentiality obligations which prevents disclosure directly to Avanir, Patheon shall make such information available to Avanir’s external auditors who shall (i) maintain such information in confidence pursuant to a confidentiality agreement to be entered into directly with Patheon, and (ii) provided the auditor’s mandate is limited to providing confirmation of the accuracy of the information provided by Patheon in support of its requested fee adjustment.
     4.4 Adjustments Due to Technical Changes.
               Amendments to the Specifications or the Quality Agreement requested by Avanir will only be implemented following a technical and cost review by Patheon and are subject to Avanir and Patheon reaching agreement as to revisions, if any, to the fees specified in Schedules B or C necessitated by any such amendment. Amendments to the Specifications, the Quality Agreement or the Manufacturing Site requested by Patheon will only be implemented following the approval of Avanir, such approval not to be unreasonably withheld. If Avanir accepts a proposed fee change, the proposed change in the Specifications shall be implemented, and the fee change shall become effective only with respect to those orders of Products that are manufactured in accordance with the revised Specifications. In addition, Avanir agrees to purchase, at Patheon’s cost therefor (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), all Inventory utilized under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.2, to the extent that such Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components and Packaging Materials no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders, or in accordance with Section 5.2 shall be cancelled by Patheon, where possible. Patheon shall also use commercially reasonable efforts to return, where possible, Components and Packaging Materials utilized under the “old” Specifications and purchased by

Patheon in order to fill Firm Orders or in accordance with Section 5.2. Where the cancellation of an open purchase order or the return of Components or Packaging Materials is subject to a cancellation penalty or restocking charge, Patheon shall initially pay such cancellation penalty or restocking charge and be reimbursed for such costs by Avanir.
     4.5 Multi-Country Packaging Requirements.
               If and when Avanir decides that it wishes to have Patheon manufacture the Product for countries in addition to the Territory covered by this Agreement, then Avanir shall inform Patheon of the packaging requirements for each new country and Patheon shall prepare a quotation for consideration by Avanir of the additional Component and Packaging Material costs, if any, and the change over fees for the Product destined for such new country. The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to this Agreement.
ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
     5.1 Orders and Forecasts.
          (a) Rolling Forecasts. Concurrent with the execution of this Agreement, Avanir shall provide Patheon with a written non-binding 18 month rolling forecast of the volume of each Product that Avanir then anticipates will be required to be produced and delivered to Avanir during each month of that 18 month period. Such forecast will be updated by Avanir monthly on or before the 10th day of each calendar month on a rolling 18 month basis and updated forthwith upon Avanir determining that the volumes contemplated in the most recent of such forecasts has changed by more than 20%. The most recent 18 month forecast shall prevail. Such Forecast will be provided to Patheon for estimation purpose only and will not be construed as Avanir’s commitment to purchase any part of the Products in such forecast.
          (b) Firm Orders. With the exception of the first purchase order (relating to validation batches for which Patheon has already purchased Components and Packaging Materials in accordance with the terms of the letter agreement between the parties dated August 18, 2005), subsequent purchase orders will be handled as follows: On or before the 10th day of each calendar month, Avanir shall issue firm written purchase orders (“Firm Orders”) for the Products to be produced and delivered to Avanir on a date not less than three months from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Patheon shall specify Avanir’s purchase order number, quantities by Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and shipment of the Products. The quantities of Products ordered in such written orders shall be firm and binding on Avanir and shall not be subject to reduction by Avanir. Subject to Section 5.5, Patheon will manufacture and supply the Product in the quantities and by the delivery dates set forth in the applicable purchase order accepted by Patheon.
          (c) Three Year Forecast. On or before the 10th day of October of each Year, Avanir shall provide Patheon with a written non-binding three-year forecast (broken down by quarters for the second and third years of the forecast) of the volume of each Product Avanir then anticipates will be required to be produced and delivered to Avanir during the three-year period.
          (d) Launch Period. For a period of 6 months following the date the Product is commercially available to the public (the “Launch Period”), Avanir may request an increase in the volume of Product initially ordered by Avanir. Patheon shall use efforts, comparable to the efforts it would use for its other clients, to accommodate Avanir’s request for such an increase in volume during the Launch Period, subject to the availability of Components and Packaging Materials, and receipt from Avanir of all Active Materials required to manufacture such an increase. For greater certainty, Patheon shall not be obligated to purchase excess Components or Packaging Materials in anticipation of Avanir’s request to increase volume as provided in this section, unless the parties have expressly agreed to Patheon’s purchase of such excess Components or Packaging Materials in accordance with Section 5.2.
     5.2 Reliance by Patheon.
          Avanir understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted pursuant to Sections 5.1(a) and (b) in ordering the Components and Packaging Materials required to meet such Firm Orders. In addition, Avanir understands that to ensure an orderly supply of such Components and Packaging Materials, it may be desirable for Patheon to purchase such Components and Packaging Materials in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Avanir. Accordingly, Avanir authorizes Patheon to purchase Components and Packaging Materials in order to satisfy the production requirements for Products for the first six months contemplated in the most recent forecast provided by Avanir pursuant to Section 5.1(a) and agrees that Patheon may make such other purchases of Components and Packaging Materials to meet production requirements during such longer periods as may be agreed to in writing from time to time by Avanir at the request of Patheon or Avanir. Patheon shall manage the use of Components and Packaging Materials in accordance with cGMP “First in-first out” (FIFO) rules. If Components or Packaging Materials ordered by Patheon pursuant to Firm Orders or this Section 5.2 are not included in finished Products purchased by Avanir within six months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree) (“Dated Components and Packaging Materials”) or if such Components or Packaging Materials have expired during such period (“Expired Components and Packaging Materials”), then Avanir shall pay to Patheon its costs therefor (including all costs incurred by Patheon in connection with the purchase and handling of such Dated and Expired Components and Packaging Materials. Patheon shall use commercially reasonable efforts to return Dated Components and Packaging Materials or use

Dated Components and Packaging Materials for Third Party products manufactured by Patheon. In the event Dated Components and Packaging Materials are returned to the supplier for which Patheon receives a credit or refund, Avanir will receive a credit equal to the credit or refund received by Patheon from its supplier for such returned Dated Components and Packaging Materials and any restocking penalties or other charges which may apply. In the event Dated Components and Packaging Materials are incorporated into Products subsequently purchased by Avanir or into Third Party products manufactured by Patheon and subsequently purchased by a Third Party, Avanir will receive credit for any costs of such Dated Components and Packaging Materials previously paid to Patheon by Avanir. Avanir acknowledges and agrees that Patheon’s ability to disclose information regarding a Component or Packaging Material may be limited by obligations of confidentiality between Patheon and its supplier(s). In such a case, Patheon shall use commercially reasonable efforts to obtain its supplier’s consent to disclose such information and Avanir agrees to provide such supplier with reasonable assurances as may reasonably be requested by the supplier in a confidentiality agreement, or such other written document intended to protect the confidentiality of supplier’s sensitive information.
     5.3 Minimum Orders.
                    Avanir may only order Products in volumes no less than the Minimum Run Quantities set out in Schedule B.
     5.4 Shipments.
(a)	Shipments of Products shall be made in accordance with Schedule H unless otherwise mutually agreed. Risk of loss or of damage to Products shall remain with Patheon until Products are loaded onto the carrier’s vehicle by Patheon for shipment at the shipping point at which time risk of loss or damage shall transfer to Avanir. Patheon shall, in accordance with Avanir’s instructions and as agent for Avanir, (i) arrange for shipping to be paid by Avanir and (ii) at Avanir’s risk and expense, obtain any export license or other official authorization necessary to export the Products. Avanir shall arrange for insurance and shall select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products shall be transported in accordance with the Specifications.

(b)	Firm Orders shall specify the requested shipment dates for the Product and Patheon shall use commercially reasonable efforts to meet those dates and quantities, subject to Avanir satisfying its obligations in respect of such Firm Orders including, without limitation, providing the Active Materials. If Patheon learns that there may be a late shipment, Patheon shall promptly notify Avanir, and Patheon and Avanir shall cooperate to ensure that such late shipment is completed as soon as possible following the requested shipment date. Patheon may, at its sole discretion, produce Product up to, but not beyond sixty (60) days prior to the requested shipment date in order to accommodate fluctuations in production demands, provided that Patheon shall be responsible for the warehousing of such Product until the shipment date specified in the applicable Firm Order.

(c)	Upon completion of manufacturing, packaging and testing of Product pursuant to each purchase order, Patheon will deliver to Avanir by electronic means quality documentation for such Product manufactured pursuant to such purchase order as specified in the Quality Agreement, including without limitation, the Certificates of Compliance in respect of such purchase order and, if requested by Avanir, completed Batch production records (collectively, the “Pre-shipping Documentation”). Patheon acknowledges and agrees that Avanir will be responsible, at all times, for the final release of the Product, which Avanir shall perform in accordance with the terms and timelines set out in the Quality Agreement. Patheon will not ship any Product until Avanir has notified Patheon in writing that it has completed its final release. Concurrent with the shipment of each purchase order of Product, Patheon will deliver to Avanir any applicable documentation corresponding to such shipment and such other documentation and information as may be necessary or desirable for complying with import, export, and customs laws, regulations and like requirements, as applicable.
     5.5 Scheduled Shipment Dates and Late Shipments.
(a)	Patheon shall notify Avanir within five (5) days of receipt of Avanir’s purchase order for Products if the delivery date stipulated by Avanir in such purchase order needs to change before it can be accepted by Patheon. The delivery date ultimately agreed to by the parties (the “Scheduled Shipment Date”) shall be reflected on the purchase order accepted by Patheon.

(b)	If Patheon anticipates that a Batch of Products will not be shipped on its Scheduled Shipment Date, Patheon shall immediately notify Avanir and the parties shall confer by telephone, as soon as possible, but no later than ten (10) days after such notification to discuss the facts surrounding the missed delivery date and any issues which may need to be addressed to avoid further missed delivery dates.

(c)	In the event that Patheon fails to ship *** shipments of Products within a *** period on a timely basis in accordance with the Scheduled Shipment Date (“Late Shipments”), for any reason (other than a force majeure), then Avanir may, at its option, require that a meeting be immediately scheduled between Patheon and

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

Avanir’s senior operating management to adopt a mutually agreeable plan to prevent any further Late Shipments. If senior operating management is unable to agree on a plan within fifteen (15) days from their initial meeting, the matter shall be escalated to Patheon and Avanir’s senior management for resolution. If the parties are unable to arrive at a mutually acceptable resolution to the issue of Late Shipments within a further fifteen (15) day period, Avanir will no longer be bound by the purchase requirements of Section 2.1.
     5.6 Invoices and Payment.
                    Invoices shall be sent by fax or email to such fax number or email address as may be provided by Avanir in writing from time to time. All invoices will be dated as of the date of the facsimile or the email as noted in the foregoing sentence and not any earlier date. Patheon shall also submit to Avanir, with each shipment of Products, a duplicate copy of the invoice covering such shipment. Patheon shall also provide Avanir with an invoice covering any Inventory, Components or Packaging Materials which are to be purchased by Patheon pursuant to the terms of this Agreement. Each such invoice shall, to the extent applicable, identify Avanir purchase order number, Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by Avanir. Avanir shall pay all such invoices within 30 days of the date thereof. Each party shall make all payments due to the other party under this Agreement in US Dollars by cheque made payable to the other party or by wire transfer of immediately available funds to such account notified by the receiving party from time to time to the other party in writing.
ARTICLE 6
PRODUCT CLAIMS AND RECALLS
     6.1 Product Claims.
          (a) Product Claims. Avanir has the right to reject any portion of any shipment of Products that deviates from the Specifications or cGMPs, without invalidating any remainder of such shipment. Avanir shall inspect the Products manufactured by Patheon upon receipt thereof and shall give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications or cGMPs within 30 days after Avanir’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 30 days after discovery thereof by Avanir, but in no event after the expiration date of the Product). Should Avanir fail to provide Patheon with the Deficiency Notice within the applicable 30–day period, then the delivery shall be deemed to have been accepted by Avanir on the 30th day after delivery or discovery, as applicable. Except as set out in Section 6.2, Patheon shall have no liability for any deviations for which it has not received notice within the applicable 30-day period.
          (b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have 10 days to advise Avanir by notice in writing that it disagrees with the contents of such

Deficiency Notice. If Avanir and Patheon fail to agree within 10 days after Patheon’s notice to Avanir as to whether any Products identified in the Deficiency Notice deviate from the Specifications or cGMPs, then the parties shall mutually select an independent laboratory to evaluate if the Products deviate from the Specifications or cGMPs. Such evaluation shall be binding on the parties, and if such evaluation certifies that any Products deviate from the Specifications or cGMPs, Avanir may reject those Products in the manner contemplated in this Section 6.1. If such evaluation does not so certify in respect of any such Products, then Avanir shall be deemed to have accepted delivery of such Products on the 30th day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the 30th day after discovery thereof by Avanir, but in no event after the expiration date of the Product). The expenses of such testing will be borne by Patheon if the non-conformity with the Manufacturing Services is confirmed, and otherwise by Avanir.
          (c) Shortages. Patheon shall investigate any claims made by Avanir that the amount of Products it actually received in respect of a particular shipment is less than the amount of Product Avanir paid for in respect of such shipment. If Patheon agrees that (i) there was a shortage of Product in a particular shipment, (ii) the shortage was present at the time of shipment, and (iii) the Product was invoiced and paid for by Avanir, but never shipped, Patheon shall give Avanir a credit equal to the price of the Product that was not shipped, and such credit shall be applied towards Avanir’s future purchases of Products under this Agreement. If the parties do not agree with respect to clauses (i) through (iii) above, then they agree to meet and confer and use all good faith efforts to resolve the disagreement.
     6.2 Product Recalls and Returns.
          (a) Records and Notice. Patheon and Avanir shall each maintain such records as may be necessary to permit a Recall of any Products delivered to Avanir or customers of Avanir. Each party shall promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products and/or which might result in the Recall or seizure of the Products. Upon receiving any such notice or upon any such discovery, each party shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by Avanir.
          (b) Recalls. In the event (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert with respect to a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) Avanir determines that any Product should be Recalled or that a “dear doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Avanir, having regard to all applicable laws and regulations.
          (c) Product Returns. Avanir shall have the responsibility for handling customer returns of the Products. Patheon shall provide Avanir with such assistance as Avanir may reasonably require to handle such returns.

     6.3 Patheon’s Responsibility for Defective and Recalled Products.
          (a) In the event Avanir rejects Products in accordance with this Section 6.1 and the deviation is determined to arise from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, Patheon will credit Avanir’s account for Patheon’s invoice price to Avanir for such defective Products. If Avanir shall have previously paid for such defective Products, Patheon shall promptly, at Avanir’s election, either: (i) refund the invoice price for such defective Products; (ii) offset such amount against other amounts due to Patheon hereunder; or (iii) replace such Products with conforming Products without Avanir being liable for payment therefor under Section 3.1, contingent upon the receipt from Avanir of all Active Materials required for the manufacture of such replacement Products at Avanir’s cost. For greater certainty, Patheon’s responsibility for any loss of Active Materials under this Section 6.3(a) shall be captured and calculated in the Active Materials Yield under Section 2.2 of this Agreement. Further, Patheon will reimburse Avanir for all reasonable shipping, handling and storage charges incurred in association with such non-conforming Product.
          (b) To the extent that a Recall or return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, Patheon shall be solely responsible for Patheon’s expenses of such Recall and shall reimburse Avanir’s reasonable and necessary expenses, including without limitation, documented out-of-pocket expenses, of such Recall or return and shall use Substantial Efforts to replace the Recalled or returned Products with new Products, provided that Avanir provides Patheon with all Active Materials required for the manufacture of such replacement Products at Avanir’s cost. For greater certainty, Patheon’s responsibility for any loss of Active Materials under this Section 6.3(b) shall be captured and calculated in the Active Materials Yield under Section 2.2 of this Agreement. In the event that Patheon is unable to replace the Recalled or returned Products (except where such inability results from a failure to receive the required Active Materials), then Patheon shall reimburse Avanir for the price that Avanir paid to Patheon for manufacturing the affected Products. In all other circumstances other than as described in the first sentence of this section (b) above, Recalls, returns or other corrective actions shall be made at Avanir’s cost and expense.
          (c) Except as provided in Sections 6.3(a) and (b) above, Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it (collectively, “Product Claims”). For greater certainty, Patheon shall have no obligation for any Product Claims to the extent such Product Claim (i) is caused by deficiencies with respect to the Specifications, the safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component or Packaging Material that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials, supplied by Avanir that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after such Product is shipped by Patheon pursuant to Section 5.4, (v) is due to packaging or labelling defects or omissions for which Patheon has no responsibility, or (vi) is due to any other breach by Avanir of its obligations under this Agreement.
     6.4 Disposition of Defective or Recalled Products.
                    Avanir shall not dispose of any damaged, defective, returned or Recalled Products in relation to which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Avanir to return such Products to Patheon. Patheon shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Products in relation to which it bears responsibility under Section 6.1 or 6.2 hereof. In all other circumstances, Avanir shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Products.
     6.5 Customer Questions and Complaints.
                    Avanir shall have the sole responsibility for responding to questions and complaints from Avanir’s customers. Questions or complaints received by Patheon from Avanir’s customers shall be promptly referred to Avanir. Patheon shall co-operate as reasonably required to allow Avanir to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, within 30 days from the date of request, Patheon shall provide Avanir with the test results and a report summarizing the results of Patheon’s follow-up investigation. In the event the parties agree that an expedited response is required, Patheon shall complete its investigation and provide a summary report to Avanir within 10 days from the date of Avanir’s request for assistance. Unless it is determined that any customer complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, all costs incurred in respect of this Section 6.4 shall be borne by Avanir.
     6.6 Sole Remedy.
                    Except for the indemnity provided in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 shall be Avanir’s sole remedy for any Product Claims or Recalls.
ARTICLE 7
CO-OPERATION
     7.1 Quarterly Review.
                    Each party shall forthwith upon execution of this Agreement appoint an employee to be a relationship manager responsible for liaison between the parties. All communications with respect to the implementation of this Agreement, or a copy thereof, should be directed to such persons. Each party shall notify the other party in writing of any changes to its liaison. Unless otherwise agreed to by the parties, the relationship managers shall meet not less than four times per calendar year to review all elements of performance under this Agreement, including, without limitation, production, deliveries, product quality, supporting equipment and data, proposed changes, product plans, manufacturing loading, and future schedules. The parties agree that such meetings may also be conducted by telephone.
     7.2 Governmental Agencies.
                    Subject to Section 7.7, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding such Products if in the opinion of that party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency.
     7.3 Records and Accounting by Patheon.
                    Patheon will maintain all records necessary to comply with all GMP and Applicable Laws relating to the manufacture, packaging, quality, testing, storage and shipment of Product. Patheon shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of Product expiry, or longer if required by law after which Patheon may destroy such records or samples, provided Patheon notifies Avanir prior to any destruction to determine if Avanir wishes to retain such records or samples. Should Avanir wish to retain such records and samples at its facilities, Patheon shall ship such records and samples to Avanir at Avanir’s cost. Avanir is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Avanir.
     7.4 Inspections
                    Avanir may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, provided a Patheon representative is present during any such inspection.
     7.5 Access.
                    Patheon shall manufacture the Products at the Manufacturing Site. Patheon will not manufacture any Product at any other Patheon site without first obtaining Avanir’s prior written consent. Patheon shall provide Avanir with reasonable access at mutually agreeable times to its Manufacturing Site in which the Products are manufactured, stored, handled or shipped for the purposes of (a) making quality assurance audits of the Manufacturing Site, and of the procedures and processes used by Patheon in manufacturing, packaging, testing, storing and shipping Product, and (b) in order to permit Avanir’s verification of Patheon’s compliance with the Specifications, cGMPs and Applicable Laws. For greater certainty, the right to inspect and the right of access provided in Sections 7.4 and 7.5, respectively shall not include a right to access or inspect Patheon’s financial records other than those related to any claim of Patheon for price adjustments. Patheon shall notify Avanir of any inspections by any governmental agency involving the Products as agreed to in the Quality Agreement.
     7.6 Reports.
(a)	Patheon will supply on an annual basis all Product data, including release test results, complaint test results, all investigations (in manufacturing, testing and storage), and the like, that Avanir reasonably requires in order to complete any filing under any applicable regulatory regime, including any annual report that Avanir is required to file with the FDA.

(b)	At Avanir’s request and subject to an additional fee to be agreed by the parties, Patheon may prepare annual product reports on behalf of Avanir and in accordance with Avanir’s instructions.

(c)	Patheon will provide Avanir with electronic work-in-process reports (“WIP Reports”) on a monthly basis. The WIP Reports will include at a minimum: (i) the type, quantity and Batch number of Products at each stage of production, (ii) the remaining number of Products ready for shipment (by purchase order number and invoice) and (iii) delivery dates. The format of the WIP Reports will be determined in good faith by the parties.
     7.7 FDA Filings
          (a) FDA Filings. Avanir shall have the sole responsibility for filing all documents with the FDA and taking any other actions that may be required for the receipt of FDA Approval for the commercial manufacture of all of the Products. Avanir will control and own all such filings and approvals. Patheon will supply to Avanir from time to time, all data relating to the Product, including release test results, complaint test results, all investigations (in manufacturing, testing and storage), and the like, that Avanir reasonably requires in order to complete any such filing or approval or to meet its obligations under the Quality Agreement, including any annual product review report that Avanir is required to file with the FDA.
          (b) Verification of Data. At least 14 days prior to filing any documents with the FDA that incorporate data generated by Patheon, Avanir shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as they relate to the Patheon generated data.
          (c) Verification of CMC. At least 21 days prior to filing with the FDA the Chemistry and Manufacturing Controls (“CMC”) of the New Drug Application (“NDA”) or the Abbreviated New Drug Application (“ANDA”) filing, as the case may be, Avanir shall provide

Patheon with a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion so as to permit Patheon to verify that the CMC portion accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Agreement.
          (d) Communications. Each party may communicate with the FDA or any other Authority regarding the Products if such communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Law, governmental order or regulation; provided, however, in the event such requirement applies to Patheon, Patheon will notify Avanir in writing of the requirement and pending communication and, unless there is a legal prohibition against doing so, Patheon will permit Avanir to accompany Patheon and take part in any communications with the FDA or any other Authority, and to receive copies of all such communications to and from the FDA or any other Authority.
     7.8 Continuous Improvement.
                    Avanir and Patheon agree to jointly develop a program aimed at achieving continuous improvement in the quality of a Product, reducing costs, maintaining desired customer service and technologies used to manufacture and package Product, provided that such program will not involve capital or other extraordinary costs being incurred by the parties without the prior written consent of each party. This program will be directed by senior operations managers assigned by the parties to administer this Agreement. Cost reductions initiated directly by Avanir, such as refinement of manufacturing processes or procedures; identification of new vendors, volume related price improvements or changes in the pricing or availability of Third Party materials and services will accrue 100% to Avanir. All other net savings achieved as a result of the program shall be allocated as agreed to by the parties. Ownership of all Intellectual Property generated from the continuous improvement shall be determined pursuant to the provisions of Article 13.2.
     7.9 Further Actions.
          Each party will execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.
     7.10 Disaster Recovery Plan.
          Patheon hereby confirms that is has a disaster recovery plan to recover IT services in the event of a disaster entitled “IT Business Continuity Planning Guidelines”, a copy of which has been provided to Avanir.

ARTICLE 8
TERM AND TERMINATION
     8.1 Initial Term.
                    This Agreement shall become effective as of the Commencement Date and shall continue until December 31, 2011 (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement shall automatically continue after the Initial Term for (a) one additional two year term, at Avanir’s option, upon notice to Patheon not later than 12 months prior to the end of the Initial Term, and (b) successive additional terms of two years each thereafter, unless either party gives written notice to the other party of its intention not to renew this Agreement at least 12 months prior to the end of the then current term.
     8.2 Termination for Cause.
          (a) Either party at its sole option may terminate this Agreement upon written notice in circumstances where the other party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of said breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement pursuant to this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (in circumstances where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party shall be deemed to have waived the breach of the representation, warranty or obligation described in the Breach Notice.
          (b) Avanir may terminate this Agreement as to any Product upon 30 days’ prior written notice in the event that any governmental agency takes any action, or raises any objection, that prevents Avanir from importing, exporting, purchasing or selling such Product.
          (c) Patheon may terminate this Agreement upon twelve months’ prior written notice, for any reason whatsoever, if, in opinion of Patheon acting reasonably, Avanir assigns any of its rights under this Agreement to a competitor of Patheon. Patheon shall continue to comply with its obligations under the terms of this Agreement during such notice period, provided that Patheon have the right to prohibit such competitor from inspecting Patheon’s reports and records, and from accessing the Manufacturing Site under Sections 7.4 and 7.5 hereunder.
     8.3 Product Discontinuation.
                    Avanir shall provide at least six months’ advance notice if it intends to no longer order a Product due to that Product’s discontinuance in the market.

     8.4 Obligations on Termination.
                    If this Agreement expires or is terminated in whole or in part for any reason, then (in addition to any other remedies Patheon may have in the event of default by Avanir):
(a)	Avanir shall take delivery of and pay for all undelivered Products that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)	Avanir shall purchase, at Patheon’s cost (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;

(c)	if the termination was for a reason other than for Patheon’s breach, Avanir shall satisfy the purchase price payable pursuant to Patheon’s orders with suppliers of Components and Packaging Materials, provided such orders were made by Patheon in reliance on Firm Orders or in compliance with Section 5.2;

(d)	Patheon shall return to Avanir all unused Active Materials (with shipping and related expenses, if any, to be borne by Avanir);

(e)	Patheon will cooperate with Avanir and assist in the transfer to Avanir of all relevant legal and technical documents concerning the Active Materials and Products, including master Batch records, validation reports, stability reports and relevant manufacturer authorizations, existing retention samples and all such other documents and materials as may be reasonably necessary or useful for Avanir to source Products from other qualified Third Parties;

(f)	Avanir will surrender to Patheon, or, at Patheon’s sole option and expense, Avanir will destroy and provide Patheon with a certificate signed by a Responsible Executive of Avanir attesting to the destruction of, all copies of any Confidential Information of Patheon in its possession) subject to Avanir’s right to maintain copies of such Confidential Information to the extent required to be maintained by Avanir pursuant to Applicable Laws or this Agreement; and

(g)	Patheon will surrender to Avanir, or, at Avanir’s sole option and expense, Patheon will destroy and provide Avanir with a certificate signed by a Responsible Executive of Patheon attesting to the destruction of, all copies of any Confidential Information provided by Avanir pursuant to this Agreement (except to the extent required to be maintained by Patheon pursuant to Applicable Laws or this Agreement).

Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties pursuant to Articles 10, 11 and 12 and Sections 13.1, 13.2, 13.3 and 13.16, all of which survive any termination.
     8.5 Continuation of Performance.
                    Except where such area of performance is the subject of dispute, each party will continue to perform its respective obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.
     8.6 Transition Subsequent to Termination.
                    If Avanir chooses to terminate this Agreement under Section 8.2(a), upon Avanir’s written request citing this Section 8.6, Patheon will (a) use commercially reasonable efforts to continue to manufacture and supply to Avanir, on a non-exclusive basis, additional Products for a maximum period of up to *** after receiving notice from Avanir of its intention to terminate this Agreement, provided the terms of this Agreement shall continue to govern the obligations of the parties during such *** period; (b) render all reasonable assistance to Avanir and deliver copies of the relevant information needed to enable Avanir to obtain Components and Packaging Materials directly from Patheon’s suppliers, subject to Patheon’s confidentiality obligations to such suppliers; (c) cooperate and assist Avanir, as reasonably requested, with transferring the manufacturing of Products from the Manufacturing Site to Avanir’s or to any third party’s facility designated by Avanir (provided Patheon shall only be required to work directly with Avanir and not a third party manufacturer if production is being transferred to the third party’s facility), including providing all relevant documentation, and consultation services as may be reasonably required by Avanir to complete such transfer. Avanir shall pay Patheon for any services Patheon may perform relating to the transfer of Products under this section according to Patheon’s current fee schedule for such services, except that Patheon shall only be reimbursed for its “direct costs” for such services and no additional fees shall by payable to Patheon if the Agreement has been terminated by Avanir for Patheon’s breach under Section 8.2(a).

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
     9.1 Authority.
                    Each party covenants, represents and warrants that (i) it is duly organized and validly existing and in good standing of the laws of its governing jurisdiction; (ii) it has the full right, power and authority to execute and deliver this Agreement and perform its obligations hereunder; and (iii) it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
     9.2 Avanir Warranties.
Avanir covenants, represents and warrants that:

(a)	the Specifications for each of the Products are its or its Affiliate’s property and that Avanir may lawfully disclose the Specifications to Patheon;

(b)	any Intellectual Property, other than Patheon Intellectual Property, delivered by Avanir to be utilized by Patheon in connection with the provision of the Manufacturing Services according to the Specifications (i) is Avanir’s or its Affiliate’s unencumbered property, (ii) may, to the best of Avanir’s knowledge, be lawfully used as permitted and directed by Avanir, and (iii) such use, to the best of Avanir’s knowledge, does not infringe and will not infringe any Third Party Rights;

(c)	the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not , to the best of Avanir’s knowledge, infringe any Third Party Rights;

(d)	Avanir has received no notice of any actions or other legal proceedings asserting the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials, or the sale, use or other disposition of any Product made in accordance with the Specifications;

(e)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws; and

(f)	the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs, upon receipt of all necessary Regulatory Approvals, (i) may be lawfully sold and distributed in every jurisdiction in which Avanir markets such Products, and (ii) will be safe for human consumption.

     9.3 Patheon Warranties.
                    Patheon covenants, represents and warrants that:
          (a) it shall perform the Manufacturing Services in accordance with the Specifications, cGMPs and Applicable Laws, and the terms and conditions of this Agreement and the Quality Agreement;
          (b) title to all Products sold pursuant to this Agreement, upon payment thereof by Avanir as provided in this Agreement, will pass to Avanir free and clear of any security interest, lien or other encumbrance;
          (c) any Patheon Intellectual Property utilized by Patheon in connection with the provision of the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may, to the best of Patheon’s knowledge, be lawfully used as permitted and directed by Patheon, and (iii) to the best of Patheon’s knowledge, such use does not infringe and will not infringe any Third Party Rights;
          (d) as of the time that the Product is transferred to the carrier at Patheon’s shipping point it will not be adulterated, or misbranded within the meaning of the FFDCA or other Applicable Laws;
          (e) At all times during the term of this Agreement, all parts of the Manufacturing Site that are directly associated with the testing and storage of the Active Materials and Components and the manufacturing, packaging, testing and storage of the Products will remain in compliance with all Applicable Laws;
          (f) Patheon will obtain and maintain all necessary licenses, permits or approvals required by Applicable Laws to perform the Manufacturing Services at the Manufacturing Site;
          (g) Throughout the term of this Agreement, Patheon has, and will maintain, sufficient facilities, resources, and a work force suitably qualified and trained to meet its obligations to supply the Product to Avanir pursuant to this Agreement;
          (h) Patheon is not aware of any pending or threatened claims against Patheon asserting that any of the activities of Patheon relating to the manufacture of pharmaceutical products, or the conduct of the activities contemplated in this Agreement by Avanir, infringe, misappropriate, or violate the rights of any Third Party;
          (i) Patheon will ensure all employees, consultants, subcontractors and agents performing services for Patheon pursuant to this Agreement assign in writing to Patheon all of their right, title and interest in, to and under any and all Inventions;

     9.4 Debarred Persons.
                    Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b), or the Generic Drug Enforcement Act of 1992 (21 U.S.C. ‘301 et seq.). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug and Cosmetic Act (United States).
     9.5 Permits.
                    Avanir shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.
     9.6 No Warranty.
                    PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS.
ARTICLE 10
REMEDIES AND INDEMNITIES
     10.1 Consequential Damages.
                    Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any indirect or consequential damages, including, without limiting the generality of the foregoing loss of profits, of revenues, of anticipated savings, of business or goodwill regardless of any notice of the possibility of such damages.
     10.2 Maximum Liability.
                    With the exception of Patheon’s indemnification obligations under Section 10.3, Patheon’s maximum liability to Avanir under this Agreement for any reason whatsoever, shall not exceed the maximum liability cap shown below based on the aggregate volume of Product produced by Patheon during the previous 12 months prior to the event giving rise to the liability:

Volume of [***] Bulk [***] Capsules	Maximum Liability Cap
0 – [***] million capsules	$[***]
[***] – [***] million capsules	$[***]
Over [***] million capsules	$[***]
     10.3 Patheon.
                    Patheon agrees to defend, indemnify and hold Avanir, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from or relating to any claim of personal injury or property, economic or monetary damage (collectively “Claims”) to the extent such injury or damage is the result of or arises out of (a) the negligence, recklessness or wilful misconduct of Patheon, its Affiliates, or their directors, officers, agents, employees or consultants in the performance of their obligations under this Agreement, (b) a material breach by Patheon of any provision of this Agreement or the Quality Agreement; (c) a breach of any of Patheon’s representations, warranties, or covenants set forth in this Agreement or the Quality Agreement, or (d) any claim of infringement or alleged infringement of Third Party Rights in respect of Patheon’s Intellectual Property.
     10.4 Avanir.
                    Avanir agrees to defend, indemnify and hold Patheon, its officers, employees and agents harmless against any and all Claims resulting from or arising out of: (a) the negligence or wilful misconduct of Avanir, its Affiliates, or their directors, officers, agents, employees or consultants in the performance of their obligations under this Agreement; (b) a material breach by Avanir of any material provision of this Agreement or the Quality Agreement; (c) a breach by

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

Avanir of any of its representations or warranties set forth in this Agreement; or (d) any claim of infringement or alleged infringement of Third Party Rights in respect of the Products or Avanir’s Intellectual Property.
     10.5 Indemnification Procedure.
                    Each indemnified party (the “Indemnitee”) will give the indemnifying party (the “Indemnitor”) prompt written notice of any Claims or discovery of fact upon which the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor will not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not materially prejudiced thereby.
(a)	The Indemnitee will furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee’s possession or control which relate to any Claims; provided, however, that if the Indemnitee defends or participates in the defense of any Claims, then the Indemnitor will also provide such papers and documents to the Indemnitee. The Indemnitee will reasonably cooperate with the Indemnitor in defending against any Claims.

(b)	The Indemnitor will have the right, by prompt written notice to the Indemnitee, to assume direction and control of the defense of any Claim, with counsel reasonably satisfactory to the Indemnitee and at the sole cost of the Indemnitor, so long as (a) the Indemnitor will promptly notify the Indemnitee in writing (but in no event more than 30 days after the Indemnitor’s receipt of notice of the Claim) that the Indemnitor intends to indemnify the Indemnitee pursuant to this Article absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee, and (b) the Indemnitor diligently pursues the defense of the Claim.

(c)	If the Indemnitor assumes the defense of the Claim as provided in this Section 10.5, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who will be retained, at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor will consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor will have the right, upon written notice to the Indemnitee within five days after receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee, or to a trust for its or the applicable Third Party’s benefit, such amount established by such judgment or settlement in addition to all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor’s rights and obligations with respect to such Claim will cease.

(d)	The Indemnitor will not be liable for any settlement or other disposition of a Claim by the Indemnitee which is reached without the written consent of the Indemnitor.
     10.6 Reasonable Allocation of Risk.
                    The parties acknowledge and agree that the provisions of this Agreement (including, without limitation, this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the parties respectively expect to derive from the Products, and that Patheon, in its fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution and use of the Products, based on the fact that Avanir has developed and holds the marketing approval for the Products and requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and that Avanir and not Patheon is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.
ARTICLE 11
CONFIDENTIALITY
     11.1 Confidentiality.
                    The parties agree that, for the term and for five years thereafter (other than for trade secrets, for which the confidentiality obligations set forth in this Agreement will last as long as trade secret law will allow), all Confidential Information, disclosed or submitted, either orally or in writing (including, without limitation, by electronic means) or through observation, by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to this Agreement, including, without limitation, the terms of this Agreement, will be received and maintained by the Receiving Party in strict confidence, will not be used for any purpose other than the purposes expressly contemplated by this Agreement, and will not be disclosed to any Third Party (including, without limitation, in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, Avanir may disclose on a need-to-know and confidential basis the existence of this Agreement and the terms of this Agreement to any bona fide potential acquirers, corporate partners, investors or financial advisors (“Third Party Investors”) provided such Third Party Investors have signed a confidentiality agreement directly with Avanir which is reasonably calculated to protect the confidential and proprietary nature of such Confidential Information and its disclosure in a manner that is no less stringent than what is required from a “Receiving Party” under the terms of this Agreement. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Confidential Information belongs to and will remain the property of the Disclosing Party.

     11.2 Confidentiality Exceptions.
                    The provisions of this Article 11 will not apply to any information of the Disclosing Party which can be shown by competent evidence by the Receiving Party:
(a)	To have been known to. or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party, other than as a result of the Receiving Party’s breach of any legal obligation;

(b)	To be or to have become readily available to the public other than through any act or omission of any party in breach of any confidentiality obligations owed to the Disclosing Party;

(c)	To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

(d)	To have been subsequently independently developed by the Receiving Party without use of or reference or access to the Disclosing Party’s Confidential Information as evident from the Receiving Party’s written records.
     11.3 Authorized Disclosure.
                    The Receiving Party may disclose the Disclosing Party’s Confidential Information pursuant to this Agreement solely to the extent (a) approved by the Disclosing Party; or (b) the Receiving Party is legally required to disclose such Confidential Information, provided, however, that prior to any such required disclosure, the Receiving Party will give reasonable advance notice to the Disclosing Party of such disclosure so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 11, and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.
     11.4 Return Of Confidential Information.
                    The Receiving Party will keep the Disclosing Party’s Confidential Information in appropriately secure locations. Upon the expiration or termination of this Agreement or at any time upon the Disclosing Party’s request, the Receiving Party will destroy or return to the Disclosing Party, at the Disclosing Party’s written request, all Confidential Information belonging to the Disclosing Party possessed by the Receiving Party, or its officers, directors, employees, agents and consultants; provided however that a Receiving Party may retain a single copy of the Disclosing Party’s Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention, but thereafter, will dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 11.4.

     11.5 Equitable Relief.
                    The Receiving Party agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information of the Disclosing Party may cause irreparable harm and significant injury to the Disclosing Party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, will have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement. The Receiving Party will notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach.
ARTICLE 12
DISPUTE RESOLUTION
     12.1 Commercial Disputes.
                    In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 6.1(b) or a Technical Dispute), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within 10 Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the 10 Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating Officer or Executive Vice President, Operations (or such other officer as they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, their dispute will be referred to arbitration in accordance with Section 12.3
     12.2 Technical Dispute Resolution.
                    In the event of a dispute (other than disputes in relation to the matters set out in Sections 6.1(b) and 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage or other activities under this Agreement (a “Technical Dispute”), the parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each party shall, as soon as practicable and in any event no later than 10 Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite such meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of such written request, the Technical Dispute shall, at the request of either party, be referred for determination to an expert in accordance with the provisions of Schedule F. In the event that the parties cannot agree whether a dispute is a Technical Dispute, Section 12.1 shall govern. For greater certainty, the parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including Schedule F) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
     12.3 Arbitration.
                    Any dispute, controversy, or claim arising out of this Agreement, or the interpretation, performance, breach, enforcement or termination thereof, or arising out of the respective rights and duties of the parties to this Agreement, will be settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL), in effect as of the date hereof. The parties have agreed on this mechanism in order to obtain prompt and expeditious resolutions of disputes. Unless the parties agree in writing on the appointment of a single arbitrator, the matter will be referred to three arbitrators; one to be appointed by each party, and the third, who will act as Chairman, being nominated by the two so selected by the parties. The award is to be given by a majority decision. The expenses of the proceeding will initially be borne equally by the parties to the dispute, but the prevailing party in such proceeding will be entitled to recover, in addition to reasonable attorneys’ fees and all other expenses, its contribution for the reasonable fees and expenses of the arbitrator as an item of damage and/or recoverable expenses. The place of arbitration will be in the New York, New York. The language of such arbitration will be English; all documents and agreements relative to any such dispute will be read, interpreted and construed from English versions thereof. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.
ARTICLE 13
MISCELLANEOUS
     13.1 Intellectual Property.
          (a) All Intellectual Property of Avanir shall be owned by Avanir and all Intellectual Property of Patheon shall be owned by Patheon. Avanir and Patheon hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property except as expressly agreed to in this Agreement, or as may otherwise agreed to by the parties in writing. Each party agrees not to use any Intellectual Property of the other party, except as specifically authorized by the other party in this Agreement or as required to perform its obligations under this Agreement.
          (b) For the term of this Agreement, Avanir hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Avanir’s Intellectual Property only to the limited extent to which Patheon must use such Intellectual Property in order to perform the Manufacturing Services under this Agreement and exclusively for the benefit of Avanir.
     (c) Subject to subsection (d), (e) and (f) below, Patheon agrees that Avanir owns all right, title and interest in and to all Intellectual Property relating to Avanir’s Product and the Specifications therefor.
     (d) All Intellectual Property generated or derived solely by Patheon in the course of performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use and sale of Avanir’s Product that is the subject of the Manufacturing Services, shall be the exclusive property of Avanir.
     (e) Intellectual Property generated or derived jointly by Avanir and by Patheon, pursuant to this Agreement, will be owned by Avanir, unless the parties have agreed in writing to a different arrangement in another consulting or services agreement which is more specific to the services provided by Patheon in connection with such Intellectual Property. Avanir will and hereby does grant to Patheon and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license to use and practice, for internal purposes only, any such jointly-developed but Avanir-owned manufacturing methods or processes contained within the Intellectual Property, but without the right to sublicense to any Third Party.
     (f) All Intellectual Property generated or derived solely by Patheon in the course of performing the Manufacturing Services which is not specific to, or dependent upon, Avanir’s Product and which has application to manufacturing processes or formulation development of drug products or drug delivery systems shall be the exclusive property of Patheon (the “Broader Intellectual Property Rights”). Patheon hereby grants to Avanir, a non-exclusive, paid-up, royalty-free, sub-licensable, transferable license of Patheon’s Broader Intellectual Property which Avanir may use for the manufacture of Avanir’s Product.
13.2 Inventions.
          Either party shall give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products, Intellectual Property, or processes or technology owned or otherwise controlled by the other party. Each party hereby irrevocably transfers, conveys and assigns, and will transfer, convey and assign, to the other, its successors and assigns, without reservation or additional consideration, all of its right, title and interest (anywhere in the world) in, to, and under the Inventions owned by the other party as outlined in Section 13.1 above, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patent rights, industrial rights and all other intellectual property and proprietary rights related thereto, including all rights to protect, enforce (whether for past, present or future infringement), defend and exploit such Inventions and collect and retain all proceeds therefrom, effective immediately upon the inception, conception, creation or development thereof.

13.3 Assistance.
          Each party will have the first right to file and prosecute patent applications in respect of those Inventions it owns pursuant to Section 13.1 and such party will be solely responsible for the costs of filing, prosecution and maintenance of such patents and patent applications. Each party will cooperate with the other or its designee(s), both during and after the term of this Agreement, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the other’s right, title and interest in and to the Intellectual Property, including, without limitation, executing such written instruments as may be prepared by the other and doing such other acts as may be necessary in the opinion of the other to obtain a patent, register a copyright, or otherwise enforce the other’s rights in such Intellectual Property. Each party hereby represents, warrants, and covenants that all employees, consultants and agents performing services for it pursuant to this Agreement have assigned in writing all of their right, title and interest in, to and under any and all Intellectual Property which may be generated or derived in connection with the performance of such services to such party. All Intellectual Property and embodiments thereof will be deemed to be Confidential Information of the party to own such Intellectual Property pursuant to Section 13.1, and the other party will be subject to the obligations of non-use and nondisclosure under Article 11 with respect thereto.
13.4 Trademarks and Trade Names.
             The parties hereby acknowledge that neither party has, and will not acquire, any interest in any of the other party’s trademarks or trade names appearing on the labels or packaging materials for the Product. Patheon agrees that it will restrict the use of such trademarks to only such Products as are manufactured by Patheon for sale to Avanir under and pursuant to and in full compliance with all of the terms of this Agreement. The size, design, position, and appearance of the Trademarks to be placed on the Products will be as described by Avanir in the Specifications.
13.5 Insurance.
             Each party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of [ *** ] years thereafter, which insurance shall afford limits of not less than (i) $[***] for each occurrence for personal injury or property damage liability; and (ii) $[***] in the aggregate per annum with respect to product

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

and completed operations liability. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of 30 days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such party, then such party shall forthwith notify the other party in writing and the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.6 Independent Contractors.
          The parties are independent contractors and this Agreement shall not be construed to create between Patheon and Avanir any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.
13.7 No Waiver.
          Either party’s failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.
13.8 Assignment.
(a)	Patheon may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of Avanir, such consent not to be unreasonably withheld; provided, however, that upon prior written consent from Avanir, Patheon may arrange for subcontractors to perform specific testing services for Products and Components arising under this Agreement; provided that (1) all such subcontractors will be duly qualified by Patheon under GMP and Applicable Laws to perform such testing; (2) Patheon will at all times remain fully responsible to Avanir for the performance of all obligations pursuant to this Agreement related to such subcontracted testing services; and (3) no subcontractors will be utilized to perform release testing of the Product.

(b)	Subject to Section 8.2(c), Avanir may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon; provided, however, that Avanir shall give prior written notice of any assignment to Patheon, any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement and Avanir shall remain liable for its accrued obligations under this Agreement up and until the effective date of such assignment. Any partial assignment will be subject to a cost review of the assigned Products by Patheon and is subject to assignee and Patheon reaching agreement as to revisions, if any, to the fees, failing such agreement, Patheon may terminate this Agreement on twelve (12) months’ prior written notice to the assignee.
(c)	Notwithstanding the foregoing provisions of this Section 13.8, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.
13.9 Force Majeure.
          Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to, strikes or other labour disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power, Components, Packaging Materials or compliance with any unforeseeable order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.
13.10 Additional Product.
          Additional products may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto.
13.11 Notices.
          Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by telecopier or facsimile communication or by sending the same by first class mail, postage prepaid to the mailing address, or telecopier or facsimile number set forth below:

If to Avanir:
Avanir Pharmaceuticals
11388 Sorrento Valley Road, Suite 200
San Diego, CA 92121
Attention: Vice President Finance & CFO
Telecopier No.: 858-658-7447
If to Patheon:
Patheon Inc.
7070 Mississauga Road, Suite 350
Mississauga, ON L5N 7J8
Attention: President, Patheon U.S.A.
Telecopier No.: 905.812.6705
with a copy to:
Patheon Inc
7070 Mississauga Road, Suite 350
Mississauga, Ontario
L5N 7J8
Attention: General Counsel
Telecopier No.: 905.812.6613
or to such other addresses or telecopier or facsimile numbers provided to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery or by telecopier or facsimile shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner.
13.12 No Publicity.
          Each party agrees that the existence or terms of this Agreement are confidential and subject to the parties’ confidentiality obligations under Article 11. The parties must agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement (such agreement not to be unreasonably withheld by either party). If this Agreement is required to be filed by either party with the Securities and Exchange Commission or any another applicable securities regulatory authority, to the extent reasonable, such party will request confidential treatment for any provisions of this Agreement that the other party believes would disclose trade secrets, or confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties.
13.13 Severability.
          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.
13.14 Entire Agreement.
          This Agreement, together with the Quality Agreement constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents shall be this Agreement followed by the Quality Agreement.
13.15 Other Terms.
          The parties agree that no terms, provisions or conditions of any purchase order or other business form or written authorization used by Avanir or Patheon will have any effect on the rights, duties or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Avanir or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Agreement and is signed by both parties. All quotations, purchase orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the parties only and will be subject to the provisions of this Agreement and the Exhibits hereto.
13.16 No Third Party Benefit or Right.
          For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any Third Party any benefit or the right to enforce any express or implied term of this Agreement.
13.17 Execution in Counterparts.
          This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.18 Governing Law.
          This Agreement shall be construed and enforced in accordance with the laws of the State of New York. The parties expressly agree that the UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
          IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON INC.

by	/s/ STEVEN LIBERTY

Steven Liberty

by

AVANIR PHARMACEUTICALS

by	/s/ JAMES. E. BERG

James E. Berg

by

FINAL
SCHEDULE A
PROCEDURE FOR PROVISION AND ACCEPTANCE OF PRODUCT SPECIFICATIONS
Prior to the Commencement Date Avanir shall provide Patheon with originally executed copies of the FDA approved Specifications. If the Specifications provided are subsequently amended, then Avanir shall provide Patheon with revised and originally executed copies of such revised Specifications. Upon acceptance of the revised Specifications, Patheon shall provide Avanir with a signed and dated receipt evidencing such acceptance of the revised Specifications by Patheon.
For the purposes of manufacturing validation batches, if the FDA approved Specifications are not available, Avanir shall provide Patheon with the most current Avanir-approved Specifications available for each Product.

SCHEDULE B
ANNUAL VOLUME, RUN QUANTITY AND FEES
TIERED PRICING SCHEDULE
Product: *** Bulk [***] Capsules

Annual Volume		Run Quantity	Price per Bulk
(million capsules)	Run Quantity (units*)	(Batches**)	1000’s in USD
***	***	***	$***
***	***	***	$***
***	***	***	$***
Over [***]	***	***	$***
For the purpose of the above chart one “unit” is equivalent to [***] capsules.
1. Minimum Annual Volume is [***] million capsules or [***] Batches.
2. Bulk price for [***] million to [***] million capsules per year will be $[***].
3. Bulk price for the next [***] million capsules ([***] tier) will be $[***].
4. Bulk price for the next [***] million capsules ([***] tier) will be $[***].
5. Bulk price for incremental volume in excess of [***] million per year will be $[***].
General Assumptions:
a.	The estimated Batch size is [***] capsules.

b.	Quoted prices include all Components, Packaging Materials, and Manufacturing Services used to produce Products with the exception of Active Materials or bill-back items as specified in the Manufacturing Services Agreement between the parties.

c.	Post-commercial stability cost is not included in these prices

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

FINAL
SCHEDULE C
STABILITY TESTING
Patheon and Avanir shall agree in writing on any stability testing to be performed by Patheon in connection with the Products. Such agreement shall specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Avanir in connection with such testing.

FINAL
SCHEDULE D
ACTIVE MATERIALS

Active Material	Supplier
Dextromethorphan Hydrobromide	Avanir Pharmaceuticals

Quinidine Sulfate	Avanir Pharmaceuticals

FINAL
SCHEDULE E
BATCH NUMBERING AND EXPIRATION DATES
Each batch of the Product manufactured by Patheon will bear a unique lot number using the Patheon batch numbering system. This number will appear on all documents relating to the particular batch of Product.
Patheon will calculate the expiration date for the product for each batch by adding the expiration period of the Product supplied by Avanir to the date of Manufacture of each batch.

FINAL
SCHEDULE F
TECHNICAL DISPUTE RESOLUTION
          Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 shall be resolved in the following matter:
1. Appointment of Expert. Within 10 Business Days after a party requests pursuant to Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within such 10 Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 hereof which results in the parties not confirming the appointment of such expert, then an expert (willing to act in that capacity hereunder) shall be appointed by an experienced arbitrator.
2. Conflicts of Interest. Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment provided that before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses any such interest or duty and the parties shall after such disclosure have confirmed his appointment.
3. Not Arbitrator. No expert shall be deemed to be an arbitrator and the provisions of the Arbitration Act (Ontario) or of any other applicable statute (foreign or domestic) and the law relating to arbitration shall not apply to any such expert or the expert’s determination or the procedure by which the expert reaches his determination to be made pursuant to this Schedule F.
4. Procedure. Where an expert is appointed:
(a)	Timing. The expert shall be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues such authorizations to the parties and any relevant Third Party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or such other date as the parties and the expert may agree) after receipt of all information requested by him pursuant to paragraph 4(b) hereof.

(b)	Disclosure of Evidence. The parties will provide to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they shall disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties shall co-operate and seek to narrow and limit the issues to be determined.
(d)	Appointment of New Expert. If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert shall thereupon cease for the purposes of determining the matter at issue between the parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

(e)	Final and Binding. The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the parties.

(f)	Costs. Each party shall bear its own costs in connection with any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the parties.
For greater certainty, the parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services.

SCHEDULE G
FORM OF QUALITY AGREEMENT

SCHEDULE H
SHIPPING LOGISTICS PROTOCOL
Shipping shall be carried out under the following terms and conditions:
Exports of Products from Canada to the United States
1.	Export terms shall be FCA (as such term is defined in INCOTERMS 2000), the Manufacturing Site.

2.	Avanir, as the importer of record into the United States, shall advise Patheon prior to export of the Products from Canada of Avanir’s designated customs broker and freight forwarder to enable Patheon to complete all applicable shipping documentation.

[AVANIR LETTERHEAD]
Form of Logistics Routing Guide
Patheon Inc.
865 York Mills Road
Toronto, Ontario
M3B 1Y5
Attention:                     , A/M
1.	Routine Routing/Shipping Instructions
The following lists the recommended agents and procedures for shipments of [PRODUCT NAME] from Patheon’s manufacturing site at York Mills Road, Toronto, Ontario, Canada to [INSERT DESTINATION NAME AND ADDRESS].
     AGENTS:

▪	Freight forwarder	Contact:	PH: ( )
▪	Customs broker	Contact:	PH: ( )
Questions concerning transport logistics should be directed to [AVANIR CONTACT INFO].
The following documents must be provided to the carrier for transport and customs purposes:
▪	Pro forma Invoice

▪	Bill of Lading (“B/L”)

▪	Applicable Permits/Declarations

▪	Packing List

▪	If eligible, NAFTA Certificate of Origin will be provided in blanket form yearly to Avanir Pharmaceuticals or Avanir Pharmaceuticals’s broker.
Upon shipment departure from Patheon, a full set of documents must also be faxed to the following individuals:
▪	[INSERT AVANIR CONTACT FAX OR EMAIL]
Freight is shipped to:
     [INSERT DESTINATION NAME AND ADDRESS]

      Information to be provided on Pro forma Invoice.
▪	Net Quantity

▪	Patheon Code & Batch Number

▪	Avanir Batch Number/ Purchase Order (“PO”)Number

▪	$ / Unit Including Assist Value (Active Materials Usage) & Toll Manufacturing Charge

▪	HTS (Harmonize Tariff Schedule)#

▪	NDC/IND/ANDA

▪	FDA Product Code

▪	Ship Date

▪	Patheon Bill of Lading Number

▪	Gross Weight

▪	Number of Pallets
     Assist Values:
▪	[INSERT ACTIVE MATERIALS NAME] $/kg.
     Note: Avanir Pharmaceuticals will provide updated values during the first month of each calendar year. If a change occurs throughout the year, Patheon will be notified within 30 days. Method of valuation for API will be provided in writing to Patheon Inc.
     Information to be provided on Bill of Lading:
▪	B/L Number

▪	Carrier

▪	Origin Point

▪	Shipper Information

▪	Consignee

▪	Consignee Address

▪	Ship Date

▪	Number of Pallets

▪	Gross Weight

▪	PO Number for each Product/Batch

▪	Description of Goods Indication PC, Batch Number Quantity

▪	Seal Number

▪	Freight Terms (EXW or FCA)

▪	Carrier Signature
     Information to be provided on Packing List:
▪	Ship date

▪	Bill of Lading Number

▪	Number of Pallets

▪	Weight

▪	Product Description

▪	Patheon Code Number, if applicable

▪	Patheon Batch Number, if applicable

▪	Number of Full Cartons (drums if bulk) x Quantity Per Carton

▪	Number of Partial Cartons (drums if bulk) x Quantity Per Carton

▪	Total Number of Cartons with Total Quantity Shipped
2. Non-Routine Routing/Shipping Instructions
As non-standard shipments are unique, the specific situations are to be discussed and agreed to by both Patheon and Avanir Pharmaceuticals prior to shipment. Examples of non-standard shipments are shipping study samples, clinical/development Batches, etc.
Yours truly,
AVANIR PHARMACEUTICALS

AUTHORIZED SIGNATORY

SCHEDULE I
ACTIVE MATERIAL REIMBURSEMENT VALUE
For the purposes of the Agreement, the parties agree that the Active Material Reimbursement Value shall be as follows:

ACTIVE MATERIAL
REIMBURSEMENT VALUE
PRODUCT	ACTIVE MATERIAL	($USD)*
*** Bulk [***]	Dextromethorphan Hydrobromide	$[***] per kilogram

	Quinidine Sulfate	$[***] per kilogram

*	These prices are subject to change. The parties shall amend this Schedule I to reflect any change in the price of the Active Materials charged by Avanir’s suppliers, provided satisfactory documentation of such change is provided to and accepted by Patheon.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

SCHEDULE J
QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	AVANIR PHARMACEUTICALS

FROM:	PATHEON INC.

RE:	Active Materials quarterly inventory report pursuant to Section 2.2(a) of the Manufacturing Services Agreement dated as of December 16, 2005 (the “Agreement”)

Reporting quarter:

Active Materials on hand at beginning of quarter:	kg (A)

Active Materials on hand at end of quarter:	kg (B)

Quantity Received during quarter:	kg (C)

Quantity Dispensed[1] during quarter: (A + C — B)	kg

Quantity Converted during quarter:	kg
(total Active Materials in Products produced)
Capitalized terms used in this report have the meanings given to such terms in the Agreement.

DATE:

PATHEON INC.

Per:

Name:
Title:

[1]	Excludes any Active Material received or consumed in connection with technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the month.

FINAL
SCHEDULE K
REPORT OF ANNUAL ACTIVE MATERIAL INVENTORY RECONCILIATION AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	AVANIR PHARMACEUTICALS
FROM:	PATHEON INC.
RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield pursuant to Section 2.2(a) of the Manufacturing Services Agreement dated as of December 16, 2005 (the “Agreement”)

Reporting Year ending:

Active Materials on hand at beginning of Year:	kg	(A)

Active Materials on hand at end of Year:	kg	(B)

Quantity Received during Year:	kg	(C)

Quantity Dispensed[2] during Year: (A + C — B)	kg	(D)

Quantity Converted during Year: (total Active Materials in Products produced)	kg	(E)

Active Materials Reimbursement Value:	$ / kg	(F)

Target Yield:	%	(G)

Actual Annual Yield: (( E / D) * 100)%		(H)

Allowable Loss Factor	%	(I)

Shortfall: (((G — I - H) / 100) * F * D)	$ (if a negative number,	(J)
insert zero)

[2]	Excludes any Active Material received or consumed in connection with technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test Batches manufactured during the Year.

Capitalized terms used in this report have the meanings given to such terms in the Agreement.
     DATE:

PATHEON INC.

Per:

Name:
Title:

FINAL
SCHEDULE L
FORM OF WORK ORDER
WORK ORDER
UNDER
MANUFACTURING SERVICES AGREEMENT
DATED AS OF DECEMBER 16, 2005
WORK ORDER # •

1. Parties:	Patheon Inc. & Avanir Pharmaceuticals

2. Product:	•

3. Contract:	This Work Order is governed by the terms of the Manufacturing Services Agreement between the parties dated December 16, 2005.

4. Description of Services:	See Project Scope (Part A).

5. Payment and Currency:	See Budget Summary (Part B).

6. Additional Schedules:

7. Effective Date:	•, 200•

8. Term of Work Order:

Patheon Inc.	Avanir Pharmaceuticals

By:	By:

Name:	Name:

Title:	Title:

Part A: Project Scope
[Project Scope for Work Order to be inserted here]

Part B: Budget Summary
[Budget Summary for Work Order to be inserted here]